Exhibit 10.3

EMPLOYMENT AGREEMENT

This Employment Agreement dated as of May 25, 2021 is entered into by and between Louis Giordimaina (the “Employee”), of 36 Verdala Mansions, Porta Vilhena, Inguanez Street, Rabat RBT2418, Malta, and Aerkomm Inc., a company duly incorporated in the State of Nevada, United States of America (the “Company”).

The parties agree as follows:

1. TERM AND EFFECT OF CONTRACT

1.1 The Company hereby appoints the Employee, and the Employee hereby accepts such appointment, to serve as Chief Executive Officer of the Company and to perform the services specified in paragraph 2.1 from the date hereof through the Termination Date (as defined in paragraph 4.1), pursuant to the terms and conditions of this Agreement.

1.2 The parties expressly intend that the Employee is an employee and not an agent, joint venturer or partner of the Company, its subsidiary, Aircom Pacific, Inc., a California corporation with its principal place of business at 44043 Fremont Boulevard, Fremont, California 94538-6045, United States of America (“Aircom”) or the Company’s subsidiaries or affiliates (collectively, the “Aerkomm Group”), for any purpose whatsoever.

2. POSITION AND RESPONSIBILITIES

2.1 The Employee shall perform such duties as shall from time to time be assigned by the Company or Aircom, on the terms and conditions set forth in this Agreement. Notwithstanding the foregoing, the Employee shall be an employee only of the Company and shall be paid only by the Company.

2.2 All of the Employee’s services shall be performed conscientiously and to the full extent of the Employee’s ability. The Employee shall devote his skill, ability and attention to the business of the Company and of Aircom until the Termination Date. Until the Termination Date, the Employee shall not directly or indirectly render any services of a business, commercial or professional nature to any other person or organization, whether for compensation or otherwise, without the prior written consent of the Company.

2.3 Notwithstanding paragraph 2.2, the Company shall not unreasonably withhold its consent to the Employee accepting and undertaking directorships in any other organization which is not conducting a similar or competing business to the Aerkomm Group and which does not require significant day to day attention or management on the Employee’s part and that otherwise do not conflict with the Employee’s employment.

EMPLOYMENT AGREEMENT

3. COMPENSATION AND BENEFITS

The Company shall pay as full consideration to the Employee for the Employee’s services to be rendered pursuant to this Agreement until the Termination Date compensation consisting of the following:

3.1 Signing Bonus - The Company shall (i) pay the Employee the gross sum of sxty thousand euros (€60,000) on the date of this Agreement and (ii) arrange that stock options for one hundred fifty thousand (150,000) shares of the Company shall be granted to the Employee (to be issued as soon as a new equity incentive plan has been authorized by the Company’s shareholders; the options will be priced at the Euronext closing price and shall vest upon issuance).

3.2 Salary - The Company shall pay the Employee the gross sum of five hundred forty thousand euros (€540,000) per year (the “Salary”). The Employee’s annual remuneration shall be payable by the Company with effect from the date of this Agreement in twelve (12) consecutive monthly instalments, in arrears on the last working day of each calendar month. The Salary will be reviewed on an annual basis; such reviews are not a guarantee of increases, which may be granted solely in the Company’s discretion.

3.3 Options – The Compnay shall arrange that the Employee will be granted options on eighteen thousand seven hundred-fifty (18,750) shares of common stock of the Company each calendar quarter, in arrears on the last working day of the three-month period starting on June 1, 2021, at the prevailing market price on Euronext at the time of grant in accordance with the equity incentive plan of the Company. These options will vest when issued.

3.4 Bonus - A bonus will be considered once a satisfactory revenue stream starts as a direct result of the Employee’s efforts and will be comparable with other executives of the Company.

3.5 Benefits - The benefits set out in this paragraph 3.5 are collectively referred to as the “Benefits”.

3.5.1 Health Insurance - The Company will pay any premium up to a maximum of two thousand five hundred euros (€2,500) per annum in relation to any international private health insurance which the Employee may have in place from time to time and providing international health insurance coverage for the Employee and his wife, subject to the production of relative invoices by the Employee to the Company.

3.5.2 Life Insurance - The Company will recommend board approval for life insurance coverage for the Employee comparable with other executives of the Company.

3.5.3 Pension Fund - The Company will pay the Employee the sum of six thousand euros (€6,000) per year to any private pension fund scheme/s designated by the Employee, in such instalments and on such dates as shall be instructed by the Employee.

EMPLOYMENT AGREEMENT

3.5.4 Leased Car - The Company will pay the Employee the sum of eighteen thousand euros (€18,000) per annum as an allowance for leased car and fuel expenses, to be paid in equal monthly instalments.

3.5.5 Equipment - the Company shall provide the Employee with a mobile telephone for the Employee’s use in performing the Employee’s obligations under this Agreement, and shall reimburse the Employee for any and all mobile telephone service costs relating to usage in the course of the Employee’s employment with the Company as well as reasonable personal usage. The Company shall also provide the Employee with a laptop and iPad for Employee’s use in the course of executing his obligations under this Agreement. All such equipment shall be returned immediately to the Company upon termination of the Employee’s employment with the Company pursuant to this Agreement.

3.5.6 Vacation Leave – The Employee will be entitled to twenty-six (26) days paid annual leave. The Employee shall not be entitled to carry forward any leave entitlement not utilized unless the said entitlement was not utilized due to Company exigencies. If the said entitlement was not utilized due to Company exigencies, the parties may agree to carry forward a maximum of fifty percent (50%) of the vacation leave entitlement of that particular calendar year. The Employee shall make use of his vacation leave having regard to the exigencies of the Company’s business.

3.5.7 Sick Leave - The Employee shall be entitled to twenty (20) days sick leave per annum on full Salary and Benefits, all entitlements being reduced by any social benefits the Employee may be entitled to receive and by any amounts received by the Employee under any disability insurance policy or plan provided to the Employee and paid for by Company. Provided that payment of sick leave is conditional upon a medical certificate certifying the Employee’s incapacity to work to be produced by the Employee and subject to certification and confirmation, at the sole option of the Company, by the medical advisor of the Company.

3.5.8 Expenses - Company will reimburse the Employee for all actual, necessary and reasonable expenses incurred by the Employee in the course of his performance of services hereunder, including inter alia any reasonable expenses relating to overseas transport, sustenance and client entertainment as may be incurred by the Employee in the course of the provision of his services in terms of this Agreement. The Employee will properly account for all such expenses. Specifically, but without prejudice to the generality of the aforesaid:

3.5.8.1 Air Fare - The Company shall reimburse the Employee for air fares incurred by the Employee on the Company’s behalf upon presentation to the Company of suitable receipts. In this respect, for any flight lasting less than three (3) scheduled hours such reimbursement shall be at the economy class rate; for any flight lasting three (3) or more scheduled hours such reimbursement shall be at the business class rate. For the avoidance of any doubt, it is agreed that connecting flights shall not be deemed as being individual flights and, accordingly, the flight time of all connecting flights shall be aggregated and considered as being one flight for the purposes of this paragraph 3.5.8.1.

3.5.8.2 Hotel - The Company shall reimburse the Employee in an amount not to exceed four hundred euros (€400) per night (exclusive of any taxes or similar charges as may be applicable) for lodging expenses incurred by the Employee on the Company’s behalf upon presentation to the Company of suitable receipts for overseas travel requiring overnight stays.

EMPLOYMENT AGREEMENT

3.5.8.3 La Valette Club Card - The Company will provide the Employee a Malta International Airport La Valette Club Card (covering lounge and parking), for a maximum cost of three hundred euros (€300) per year upon presentation to the Company of suitable receipts. The aforementioned Malta International Airport La Valette Club Card shall be returned immediately to the Company upon termination of the Employee’s employment with the Company.

3.5.8.4 Credit Card - The Company shall provide the Employee with a credit card for the Employee’s use in the course of the provision of his services pursuant to this Agreement. The aforementioned credit card shall be returned immediately to the Company upon termination of the Employee’s employment with the Company.

3.6 Prior Agreement – The parties acknowledge that “Salary” and “Benefits” as defined under the Employment Agreement between the partes dated May 25, 2018 (the “Prior Agreement”) are owed by the Company to the Employee pursuant to the Prior Agreement.

3.7 Tax - The Employee shall be responsible for all personal income taxes, government withholdings and similar liabilities or deductions for amounts paid to the Employee during the Term of this Agreement.

4. TERMINATION OF AGREEMENT

4.1 Termination Date - Notwithstanding any other provision of this Agreement, this Agreement shall terminate automatically on the occurrence of any of the following events, whichever occurs the earliest (the “Termination Date”): (1) May 24, 2024; (2) the bankruptcy or otherwise winding up of the Employee’s or the Company’s business or affairs, (3) arrest of the Employee and his charge with any serious crime, or (4) the occurrence of the events set out in paragraph 4.2, paragraph 4.3, paragraph 4.4, paragraph 4.5 or paragraph 4.6.

4.2 Termination for cause - The Company may dismiss the Employee and the Employee may abandon the service of the Company, without any notice period and without any liability to make any payment in terms of applicable law, if there is good and sufficient cause for such dismissal or abandonment of service in accordance with applicable law.

“Good and sufficient cause” for dismissal of the Employee is defined as including any act of dishonesty, disloyalty, misrepresentation to the Company of any kind irrespective of when the misrepresentation is made, falsifying any Company document, misuse, abuse, or misappropriation of any Company property, conviction of any crime, failure after warning and an opportunity to improve to perform the duties and responsibilities assigned in a manner or to the level required by the Company, insubordination, discrimination against or harassment of any employee, customer or vendor of the Company on the basis of race, age, gender, including pregnancy, national origin, religion, ethnicity, physical or mental disability, marital status, sexual preference, veteran’s status, or any other basis prohibited by law, intentionally engaging in conduct injurious to the business or reputation of the Company, or intentionally engaging in any other conduct that, in the judgment of the Company, is contrary to the best interests of the Company.

EMPLOYMENT AGREEMENT

“Good and sufficient cause” for abandonment of service by the Employee is defined as including any act of discrimination against or harassment of the Employee on any basis prohibited by law, directing the Employee to engage in any conduct that is prohibited by law, intentionally engaging in conduct injurious to the material economic interests or reputation of the Employee.

Written notice of termination shall be given indicating the reasons for such termination. In the event of termination for good and sufficient cause as aforesaid, the Employee shall be entitled to compensation the Salary and the Benefits through to the date of written notice of termination and nothing more.

4.3 Termination without cause by Employer – The Employee may be terminated at any time without cause with thirty (30) days’ written notice, whereupon the Company shall pay to the Employee one-half of the full Salary that would have accrued to the Employee in respect of the remainder of the time specifically agreed upon.

4.4 Termination without cause by the Employee – The Employee may terminate his employment at any time without cause with thirty (30) days’ written notice, whereupon the Employee shall pay to the Company one-quarter of the full Salary that would have accrued to the Employee in respect of the remainder of the time specifically agreed upon.

4.5 Termination by Death - If the Employee dies, then this Agreement will terminate immediately, and the Employee’s rights to the Salary and Benefits hereunder will terminate as of the date of death, except that the Employee’s heirs, personal representatives or estate will be entitled to any unpaid portion of the Employee’s Salary and accrued Benefits up to the date of death and any Benefits which are to be continued or paid after the date of termination in accordance with the terms of the corresponding Benefit plans or programs.

4.6 Termination by Disability - If, as a result of Injury or Sickness (as respectively defined in this paragraph 4.6), the Employee is unable to perform the essential duties of his employment on a full-time basis for a continuous period of more than ninety (90) days in any twelve (12) month period following the Onset of Disability (as defined in this paragraph 4.6), then the Company may, upon written notice to the Employee, terminate the Employee’s employment and his rights to Salary and Benefits hereunder, except that the Employee will be entitled to any unpaid portion of his Salary and accrued Benefits up to the date of termination and to any Benefits which are to be continued or paid after the date of termination in accordance with the terms of the corresponding Benefit plans or programs. Any amounts due to the Employee under this paragraph 4.6 will be reduced, euro-for-euro, by any amounts received by the Employee under any disability insurance policy or plan provided to the Employee and paid for by Company. For the purposes of this paragraph 4.6, the following terms will have the following meanings: (i) “Injury” means bodily impairment resulting directly from an accident and independent of all other causes; (ii) “Sickness” means an illness (including Mental Illness, as defined below) or disease, which require treatment by a Physician (as defined below); (iii) “Mental Illness” means any psychological, behavioral or emotional disorder or ailment of the mind, including physical manifestations of psychological, behavioral or emotional disorders, but excluding demonstrable, structural brain damage; (iv) “Physician” means a practitioner of the healing arts who is properly licensed, and practicing within the scope of that license; and (v) “Onset of Disability” means the first day on which the Employee is unable to perform the essential duties of his employment on a full-time basis by reason of Injury or Sickness.

EMPLOYMENT AGREEMENT

Provided that this Agreement shall not be terminated by the Company during any period of incapacity for work of the Employee caused by personal injury by accident arising out of and in the course of his employment with the Company or by any of the occupational diseases specified in the Social Security Act, Chapter 318 of the laws of Malta, in each case occurring in the service of the Company, and not due to contributory negligence on the Employee’s part or to any contravention of safety rules established by the Company, and further provided that such period shall not exceed one (1) year.

4.7 Cooperation with the Company after Termination - Following any notice of termination of employment, the Employee shall cooperate fully with the Company in all matters relating to the winding up of his pending work on behalf of the Aerkomm Group and the orderly transfer of any such pending work to other employees of the Aerkomm Group as may be designated by the Company. The Company shall be entitled to such services of the Employee as the Company may reasonably require during the period of six (6) months following any notice of termination to effectuate the terms of this paragraph 4.7. The Company shall compensate the Employee for any services provided by the Employee to the Company pursuant to this paragraph 4.7 at a rate which is pro rata to the Salary, exclusive of value added tax if applicable.

5. CONDUCT

Prior and subsequent to theTermination Date, the Employee shall not, and shall not attempt to, in any manner: (i) interfere with any of the Aerkomm Group’s business; (ii) interfere in any manner with any of the Aerkomm Group’s employees or independent contractors; (iii) use any of the Aerkomm Group’s trade secrets, including, but not limited to, its customer lists, or other property, except in the best interests of the Company; or (iv) withhold any premiums, deposits or other forms of payments, applications, financial or confidential information appertaining to the Aerkomm Group or its customers.

6. Return of Company Property

In the event of the Employee’s termination, whether voluntary or involuntary, the Employee shall immediately take all reasonable steps promptly to deliver to the Company all property of any and every kind belonging to the Company which is in the Employee’s possession or under the Employee’s control, including any and all copies of such property. The Employee shall also inform the Company of the whereabouts of any such items the location of which is known to the Employee but not to the Company. The Employee shall not retain any copies in any form whatsoever of any such property.

EMPLOYMENT AGREEMENT

7. Trade Secrets, Company Property, Rights and Duties

7.1 Trade secrets and confidential information – The Employee specifically agrees that he shall not at any time, either during or subsequent to the Term of the Employee’s employment with the Company, in any fashion, form or manner, either directly or indirectly, unless expressly consented to in writing by the Company or otherwise required by any applicable law or competent court or government authority, department or other entity, use, divulge, disclose or communicate to any person or entity any confidential information of any kind, nature or description concerning any matters affecting or relating to the business of the Aerkomm Group, including, but not limited to, the Aerkomm Group’s computer processes, programs and codes; the names, addresses, buying habits or practices or points of contact of the Aerkomm Group or its customers; the Aerkomm Group’s sales and marketing methods, programs and related data; the Aerkomm Group’s pricing or cost information; information relating to any contract or agreement to which any member of the Aerkomm Group is a party; compensation paid to other employees and independent employees and other terms of their employment or contractual relationships with the Aerkomm Group; production methods; product designs; or any other confidential information of, about or concerning the business of the Aerkomm Group, its manner of operations, or other data of any kind, nature or description. The parties to this Agreement hereby stipulate that, as between them, the above information and items are important, material and confidential trade secrets and proprietary and confidential information that affect the successful conduct of the Aerkomm Group’s business and its goodwill, and that any breach of any term of this Section 7 is a material breach of this Agreement. All equipment, notebooks, documents, memoranda, reports, files, samples, books, correspondence, lists or other written and graphic records, and the like, including tangible or intangible computer programs, records and data, affecting or relating to the business of the Aerkomm Group, which the Employee might prepare, use, construct, observe, possess or control, shall be and shall remain the Aerkomm Group’s sole property. Any and all obligations under this Section 7 are in addition to and cumulative with those obligations undertaken by the Employee under the Aerkomm Group’s Conflict of Interest, Proprietary Information and Inventions agreement, which is incorporated herein by reference.

7.2 Business acquired by the Employee – The Employee agrees that all business procured by the Employee for the Aerkomm Group while employed by the Company in furtherance of the Employee’s services hereunder is and shall remain the permanent and exclusive property of the Aerkomm Group.

7.3 Material breach - Any interference with the Aerkomm Group’s business, property, confidential information, trade secrets, or with the Aerkomm Group’s customers, or employees by the Employee, or any of the Employee’s agents, shall be treated and acknowledged by the parties as a material breach of this Agreement.

7.4 Non-Solicitation, Non-Raiding – The Employee hereby acknowledges and agrees that he will be exposed to a significant amount of confidential information concerning the Aerkomm Group’s business methods, operations and customers while employed under this Agreement, that such information might be retained by the Employee in tangible form or simply retained in the Employee’s memory, and that the protection of the Aerkomm Group’s exclusive rights to such confidential information and trade secrets can best be ensured by means of a restriction on the Employee’s activities after termination of employment. Therefore, the Employee agrees that, for a one (1) year period following the Termination Date he shall not solicit, divert or initiate any contact with (or attempt to solicit, divert or initiate any contact with) any customer of the Aerkomm Group or employee or contractor of the Aerkomm Group with whom the Employee had contact on behalf of the Aerkomm Group in the twelve (12) months prior to the Termination Date, for any commercial or business reason whatsoever.

EMPLOYMENT AGREEMENT

8. NO EXISTING RESTRICTIONS ON THE EMPLOYEE’S EMPLOYMENT; NO CONFIDENTIAL INFORMATION OF ANOTHER

The Employee represents that he is not party to any agreement or other restriction upon his ability to become fully and effectively employed by the Company. The Employee further represents that he does not have in his possession or under his control, any trade secret information of any prior employer, and that he will not disclose any such information to the Company or use any such information for the benefit of the Company.

9. THE EMPLOYEE’S DUE DILIGENCE

The Employee has had the opportunity to investigate fully the employment offered by the Company and the Employee has exercised due diligence in investigating the Company’s offer. The Employee acknowledges that the position offered to him reflects the present plans of the Company. The Employee therefore acknowledges that, except for the terms and conditions set forth in this Agreement, no representations of any kind have been made to him with respect to the nature of his work, the duration of his employment, his expected compensation, or any other conditions of or involving his employment by the Company.

10. FOREIGN CORRUPT PRACTICES ACT COMPLIANCE

The Company advises the Employee that the United States Foreign Corrupt Practices Act (“FCPA”) prohibits any offer, payment, promise to pay, or authorization of the payment of money or anything of value (including money, gifts, preferential treatment and any other sort of advantage), either directly or indirectly, by a United States person, including the Company, or any of its employees, such as the Employee, or contractors, subsidiaries, affiliates or agents, to any person, while knowing that all or a portion of such money or thing of value will be offered, given or promised, directly or indirectly, to a foreign official to influence the foreign official in his or her official capacity, induce the foreign official to do or omit to do an act in violation of his or her lawful duty, or to secure any improper advantage in order to assist in obtaining or retaining business for or with, or directing business to, any person.

The Employee understands and agrees that the Employee may not and will not, directly or indirectly, offer, promise, grant or authorize the giving of money or anything else of value to any person, while knowing that all or a portion of such money or thing of value will be offered, given or promised, directly or indirectly, to a foreign official to influence the foreign official in his or her official capacity, induce the foreign official to do or omit to do an act in violation of his or her lawful duty, or to secure any improper advantage in order to assist in obtaining or retaining business for or with, or directing business to, any person.

The Employee understands that these legal restrictions apply fully to the Employee with regard to the Employee’s activities in the course of or in relation to the Employee’s employment by the Company, regardless of the Employee’s physical location. The Employee represents and warrants that the Employee fully understands and will act in accordance with all applicable laws regarding anti-corruption, including the FCPA, the U.K. Bribery Act, and any other applicable national, state and international laws related to anti-corruption. The Employee agrees that it will not take any action which would cause the Company to be in violation of the FCPA or any other applicable anti-corruption law, regulation or the Company’s policy or procedure.

EMPLOYMENT AGREEMENT

The Employee further represents and warrants that the Employee will know and understand, and act in accordance with, all Company policies and procedures related to anti-corruption and business conduct. The Employee agrees to attend all mandatory compliance training. The Employee undertakes to duly notify the Company if the Employee becomes aware of any such violation of the Company’s policies or procedures, or any other violation of law, committed by the Employee or any other person or entity, and to indemnify the Company for any losses, damages, fines and/or penalties which the Company may suffer or incur arising out of or incidental to any such violation committed by the Employee. The Employee also represents and warrants that the Employee will disclose to the Company if the Employee or any member of the Employee’s family is an official of a foreign government or foreign political party, or is a candidate for foreign political office.

In case of any breach of this Section 10, the Company may suspend or terminate this Agreement at any time without notice, indemnity or further obligation to the Employee by the Company.

11. GENERAL PROVISIONS

11.1 Entire Agreement - This Agreement supersedes any and all agreements, either oral or in writing, between the parties hereto with respect to the services of the Employee, and contains all of the covenants and agreements between the parties with respect to such services in any manner whatsoever. Each party to this Agreement acknowledges that no representations, inducement, promises or agreements, oral or otherwise, with regard to this Agreement or the services to be rendered under it have been made by any party, or anyone acting on behalf of any party, which are not embodied herein. Any modification of this Agreement must be made in writing and signed by the Employee and the Company.

11.2 Survival of Provisions - The provisions of Section 4, Section 5, Section 6, Section 7 and Section 10 shall survive the termination of this Agreement.

11.3 Partial Invalidity/Severability - If any provision of this Agreement is held to be invalid, void or unenforceable, the remaining provisions shall nevertheless continue in full force without being impaired or invalidated in any way. The parties shall use all reasonable endeavors to replace the invalid, void or unenforceable provision by a valid provision the effect of which is as close as possible to the intended effect of the invalid, void or unenforceable provision.

11.4 Headings - The headings in this Agreement form no part of the agreement between the parties and will be deemed to have been inserted for convenience only and will not affect the construction hereof.

11.5 Governing Law - This Agreement and the rights of the parties hereunder shall be governed by and construed in accordance with the laws of the State of Nevada, USA, exclusive of conflict or choice of law rules.

EMPLOYMENT AGREEMENT

11.6 Arbitration - Any dispute, controversy or claim arising out of or relating to this Agreement, including the formation, interpretation, breach or termination thereof, including whether the claims asserted are arbitrable, will be referred to and finally determined by arbitration in accordance with the JAMS International Arbitration Rules as those Rules exist on the effective date of this Agreement. Any arbitration arising out of or related to this Agreement shall be conducted in accordance with the JAMS Efficiency Guidelines for the Pre-Hearing Phase of International Arbitrations and the Expedited Procedures set forth in the JAMS International Arbitration Rules, including Article 22 of those Rules.

The Tribunal will consist of one (1) arbitrator. The place of arbitration will be Las Vegas, Nevada, USA. The language to be used in the arbitral proceedings will be English. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Each party to any arbitration arising out of or related to this Agreement shall bear its own legal fees and costs of arbitration.

In any arbitration arising out of or related to this Agreement, the arbitrator is not empowered to award punitive or exemplary damages, except where permitted by statute, and the parties waive any right to recover any such damages. In any arbitration arising out of or related to this Agreement, the arbitrator may not award any incidental, indirect or consequential damages, including damages for lost profits.

The parties shall maintain the confidential nature of any arbitration proceeding, including the Hearing, and the Award except as may be necessary to prepare for or conduct the arbitration hearing on the merits, or except as may be necessary in connection with a court application for a preliminary remedy, a judicial challenge to an Award or its enforcement, or unless otherwise required by law or judicial decision.

The parties acknowledge that this Agreement evidences a transaction involving interstate commerce. Notwithstanding the provision in paragraph 11.5 with respect to applicable substantive law, any arbitration conducted pursuant to the terms of this Agreement shall be governed by the Federal Arbitration Act (9 U.S.C., Secs. 1-16).

11.7 Advice of Counsel - The parties each agree that they have consulted with counsel of their choosing, or have been given a reasonable opportunity to consult with counsel of their choosing and voluntarily have elected not to do so, prior to entering into this Agreement

11.8 Voluntary Agreement - The parties agree, represent and declare that they have carefully read this Agreement, know the contents of this Agreement, and that they sign this Agreement freely and voluntarily.

11.9 Notices - Any notices required by this Agreement to be given shall be delivered personally or mailed as follows:

To the Employee:	Louis Giordimaina
36 Verdala Mansions
Porta Vilhena
Inguanez Street
Rabat RBT2418
Malta

To the Company:	the registered office for the time being of the Company,
with a copy to:
Aircom Pacific, Inc.
44043 Fremont Blvd
Fremont, CA 94538-6045
United States of America

EMPLOYMENT AGREEMENT

11.10 Counterparts - This agreement may be signed in counterparts, and a facsimile or PDF signature has the same effect as an original signature.

By:
Louis Giordimaina

By:
James J. Busuttil
Chairman
Aerkomm Inc.

EMPLOYMENT AGREEMENT